Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 3333-70237 and 3333-63530 of InterCept, Inc. on Form S-8 of our report dated March 24, 2003, relating to the 2002 consolidated financial statements of Netzee, Inc. and Subsidiaries (which report expresses and unqualified opinion and includes explanatory paragraphs concerning the Company’s change in its basis of accounting from the going concern basis to the liquidation basis effective December 31, 2002), the Company’s change in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”, and concerning the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosure) appearing in this Annual Report on Form 10-K of InterCept, Inc. for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 24, 2003